Exhibit 8.2

Our ref:            03-2031-2954

Partner:            Ian Kellock

Direct line:       +61 3 9679 3075

Email:               ian.kellock@ashurst.com

Contact:           Michael Sukkar, Senior Associate

Direct line:       +61 3 9679 3639

Email:               michael.sukkar@ashurst.com

04 May 2012

Ashurst Australia Level 26 181 William Street Melbourne VIC 3000 Australia GPO Box 9938 Melbourne VIC 3001 Australia Tel +61 3 9679 3000 Fax +61 3 9679 3111 DX 388 Melbourne www.ashurst.com
Tronox Limited Tronox Incorporated 3301 N.W. 150th Street Oklahoma City, OKLAHOMA 73134

Dear Tronox Limited and Tronox Incorporated

We are Australian tax advisers to Tronox Limited, a public limited company incorporated in Australia, and Tronox Incorporated, a Delaware corporation, in connection with the preparation of the joint Registration Statement on Form S 4 (“Registration Statement”) (Registration No. 333-178835) originally filed by Tronox Limited and Tronox Incorporated with the Securities and Exchange Commission (“Commission”) on December 30, 2011 (as amended), under the Securities Act of 1933, as amended (“Securities Act”). We have been requested to provide our opinion on the matters set out in the section of the Registration Statement entitled “Material Australian Tax Consequences of the Transaction”.

This opinion has been prepared solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing as at the date of this letter. We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission.

BACKGROUND

The Registration Statement relates to the registration of:

(a)	16,445,827 Class A ordinary shares issued by Tronox Limited (“Class A Shares”);

(b)	up to 2,285,792 Exchangeable Shares (with a par value of USD$0.01 per share) issued by Tronox Incorporated, each of which may be exchanged for one Class A Share and an amount in cash equal to USD$12.50 without interest (“Exchangeable Shares”); and

(c)	an indeterminate number of Class A Shares, if any, that may be issued upon exchange of the Exchangeable Shares for Class A Shares and cash (“Additional Class A Shares”), in each case as described in the Registration Statement.

The Registration Statement is being filed in connection with the transactions contemplated by the Transaction Agreement, dated September 25, 2011 between Tronox Incorporated, Tronox Limited, Exxaro Resources Limited (“Exxaro”) and certain affiliated entities, as amended (“Transaction Agreement”). The Transaction Agreement provides that Tronox Incorporated will participate in two mergers (“Mergers”), as a result of which it will become a subsidiary of Tronox Limited. Under the Mergers, each share of Tronox Incorporated common stock will be converted into, either:

AUSTRALIA BELGIUM CHINA FRANCE GERMANY HONG KONG SAR INDONESIA (ASSOCIATED OFFICE) ITALY JAPAN

PAPUA NEW GUINEA SINGAPORE SPAIN SWEDEN UNITED ARAB EMIRATES UNITED KINGDOM UNITED STATES OF AMERICA

Ashurst Australia (ABN 75 304 286 095) is a general partnership constituted under the laws of the Australian Capital Territory carrying on practice under the name “Ashurst” under licence from Ashurst LLP. Ashurst LLP is a limited liability partnership registered in England and Wales, and is a separate legal entity from Ashurst Australia. In Asia, Ashurst Australia, Ashurst LLP and their respective affiliates provide legal services under the name “Ashurst”. Ashurst Australia, Ashurst LLP or their respective affiliates has an office in each of the places listed above.

Tronox Limited and Tronox Incorporated	03 May 2012	Page 2

(a)	one Class A Share and an amount in cash equal to USD$12.50 without interest; or

(b)	one Exchangeable Share (subject to certain proration procedures described in the Registration Statement) at the holder’s election.

Pursuant to the Transaction Agreement, in consideration for the sale of Exxaro’s mineral sands business to Tronox Limited, Exxaro will receive 9,950,856 Class B ordinary shares of Tronox Limited.

SCOPE, ASSUMPTIONS AND QUALIFICATIONS

Our opinion is subject to the following scope, assumptions and qualifications:

(a)	Scope

This opinion relates only to the provisions of the:

(i)	Income Tax Assessment Act 1936 (Cth);

(ii)	Income Tax Assessment Act 1997 (Cth);

(iii)	Taxation Administration Act 1953 (Cth);

(iv)	International Tax agreements Act 1953 (Cth);

(v)	Income Tax Rates Act 1986 (Cth); and

(vi)	Income Tax (Dividends, Interest and Royalties Withholding Tax) Act 1974 (Cth);

and all regulations promulgated thereunder, applicable judicial interpretation and the administrative practice of the Australian Taxation Office (“Australian Tax Law”) as at 9:00am (Melbourne time) on the date of this opinion. The material Australian tax consequences of the transaction may therefore be different if there is a change in the Australian Tax Law (including any change in judicial interpretation or administrative practice).

(b)	Assumptions

For the purposes of this opinion, we have made the following assumptions:

(i)	Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been validly executed and delivered where due execution and delivery are a prerequisite to their effectiveness;

(ii)	All factual representations, warranties and statements made or agreed to by the parties to the Registration Statement, and other documents relating to the Transaction, are true and accurate and do not omit disclosures necessary to prevent such representations, warranties, statements and documents from being misleading;

(iii)	There has been no relevant change or development between the dates as of which information was given to us and the date of this letter;

(iv)	The description of the Transaction in the Registration Statement is accurate and the Transaction will be completed in accordance with such a description,

Tronox Limited and Tronox Incorporated	03 May 2012	Page 3

without any material waiver or breach and the Transaction will be effective under all applicable laws; and

(v)	Each of the parties to the Transaction Agreement have the capacity and corporate power to enter into, complete and perform all obligations under the Transaction Agreement.

(c)	Qualifications

Except for the activities described in this letter, we have not undertaken any investigation to determine the facts upon which the advice in this letter is based.

We express no opinion as to, nor have we taken into account, the implications of any pending or foreshadowed legislative or regulatory proposal or amendment or of any litigation, hearing or pending judgment in respect of the Australian Tax Law including but not limited to any matter not yet decided on appeal.

MATERIAL AUSTRALIAN TAX CONSEQUENCES OF THE TRANSACTION

Subject to the scope, assumptions and qualifications outlined above, and subject to any assumptions and qualifications contained in the Registration Statement, we confirm that the statements set out in the Registration Statement under the heading “Material Australian Tax Consequences of the Transaction”, are our opinion of the application of the Australian Tax Law.

Yours faithfully

/s/ Ashurst Australia

Ashurst Australia